Exhibit 4.58

TELEFAX Ionian Traders Inc.	Timo Kühl / sw International Loans
Norwalk Star Owners Inc.	Direct Line	+49 421 3609-320
c/o Cardiff Marine Inc.	Telefax	+49 421 3609-293
Attn. Mr. Aris Ioannidis / Mr. Dimitris Glynos	timo.kuehl@schiffsbank.com
Fax 0030210 809 0205
Page(s): 1 (Incl. address page)
11 December 2009

(I)

USD 125,000,000 Secured Loan Agreement (the “Loan Agreement”) dated 13th May 2008 – made between (1) Ionian Traders Inc. and Norwalk Star Owners Inc. as joint and liable borrowers (“Borrowers”) and (2) Deutsche Schiffsbank Aktiengesellschaft (“DSB”) and Bayerische Hypo- und Vereinsbank Aktiengesellschaft as Lenders (“Lenders”); and

(II)	the Guarantee and Indemnity (the “Guarantee”) dated 13 May 2008 by Dryships Inc. to DSB

Dear Sirs,

Reference is made to our fax dated 13 November 2009 containing the waiver terms to rectify the breach of clause 10.4 (Security Cover) of the Loan Agreement and clause 6.7 of the Guarantee. Your acceptance of the waiver terms was noted.

Please note that we now have board approval for the waiver terms as per our fax dated 13 November except for clause 5) a) which is to be deleted and replaced by the following wording:

The Fair Market Value of the Vessels shall not be less than 77% of the loan amount outstanding until 30 June 2010. From 1 July 2010 until the end of the Waiver Period the Fair Market Value of the vessels shall not be less than 91% of the loan amount outstanding.

Please note that this proposal remains subject to HVBs board approval.

Please confirm your acceptance by countersigning this letter.

/s/ Eugenia Papapontikou Papapontikou Eugenia Attorney-in-fact	Deutsche Schiffsbank Aktiengesellschaft /s/ Illegible

Deutsche Schiffsbank Aktiengesellschaft

Domshof 17 D-28195 Bremen PO. BOX 10 62 69 D-28062 Bremen Telephone +49 421 3609-0 Telefax +49 421 3609-326 SWIFT DESBDE22	Head Offices Bremen and Hamburg Commercial Register Local Court Bremen HRB 4062 Local Court Hamburg HRB 42653 VAT Reg. No. DE153094769	Chairman of the Supervisory Board Jochen Klösges Board of Managing Directors Werner Weimann (Speaker of the Board) Dr. Rainer Jakubowski Tobias Müller

TELEFAX	Timo Kühl / st
Ionian Traders Inc.	International Loans
Norwalk Star Owners Inc.	Direct Line	+49 421 3609-320
c/o Cardiff Marine Inc.	Telefax	+49 421 3609-293
Attn. Mr. Aris Ioannidis	timo.kuehl@schiffisbank.com
Fax 0030210 809 0205

Page(s): 4 (Incl. address page)
13 November 2009

(I)

USD 125,000,000 Secured Loan Agreement (the “Loan Agreement”) dated 13th May 2008 – made between (1) Ionian Traders Inc. and Norwalk Star Owners Inc. as Joint and liable borrowers (“Borrowers”) and (2) Deutsche Schiffsbank Aktiengesellschaft (“DSB”) and Bayerische Hypo- und Vereinsbank Aktiengesellschaft as Lenders (“Lenders”); and

(II)	the Guarantee and Indemnity (the “Guarantee”) dated 13 May 2008 by Dryships Inc. to DSB

Dear Aris,

Please find attached as per our various discussions the Terms to rectify the breach of clause 10.4 (Security Cover) and clause 12.2.4 of the a.m. Loan Agreement and clause 6.6 of the Guarantee.

1) Waiver Period:	From 1st January 2009 until 31st December 2010.

2) Margin:	For the duration of the Waiver Period the Margin shall be increased to 1.9%.

3) Waiver Fee:	USD 125,000.

4) Repayment:	The front-loaded repayment profile shall be extended until the end of the Waiver Period. The additional repayment amounts shall be used to reduce the Balloon Instalment.

5) Covenants:	a)	The Lenders agree to waive the compliance with clause 10.4 of the Loan Agreement and clause 6.6 of the Guarantee until the end of the Waiver Period and waive any non-compliance of such clauses before the date of this letter.

	b)	The earnings accounts held with DSB shall be pledged to the Lenders.

Deutsche Schiffsbank Aktiengesellschaft

Domshof 17	Telephone	+49 421 3609-0	Head Offices	Chairman of the Supervisory Board
D-28195 Bremen	Telefax	+49 421 3609-326	Bremen and Hamburg	Jochen Klösges
PO. Box 10 62 69	SWIFT DESBDE22		Commercial Register	Board of Managing Directors
D-28062 Bremen			Local Court Bremen HRB 4062	Werner Welmann (Speakers of the Board)
			Local Court Hamburg HRB 42653	Dr. Rainer Jakubowski
			VAT Reg. No. DE153094769	Tobias Müller

Page 2 of our fax dated 10th November 2009

	c)	The time charters concluded for MV “CAPRI” and MV “POSITANO” shall be assigned to the Lenders.

6) Financial Covenants:	a)	Clause 12.2.1; Until the end of the Waiver Period the Interest Cover Ratio shall not be less than 2:1.

	b)	Clause 12.2.2: From now on until 31st December 2009 the Market Adjusted Net Worth shall not be less than USD 100,000,000 and afterwards until the end of the Waiver Period not less than USD 150,000,000 plus 100% of the net quarterly profits of the Guarantor.

	c)	Clause 12.2.3: Throughout the Facility Period the Guarantor maintains an aggregate Minimum Liquidity in an amount in excess of USD 35,000,000.

	d)	Clause 12.2.4: The Lenders agree to waive this clause retroactive. Until the end of the Waiver Period the Market Adjusted Equity Ratio shall not be less than 15%.

Provided that the Borrower will be in compliance with the provisions of this clause if the Market Adjusted Equity Ratio falls to not less than 5 % and a) the Agent considers that such fall in the Market Adjusted Equity Ratio has resulted from a reduction in the Market Value of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) or the mark-market-position of any swap and other derivative transactions entered into by the Borrower and other members of the Group, and b) the Agent recalculates the Market Adjusted Equity Ratio on the basis of the Market Values of the Fleet Vessels (including, without limitation, any drillships owned or ordered by members of the Group) and the mark-to-market position of all the swap and other derivative transactions referred to above as at 31 December 2008 and such recalculation results in the Market Adjusted Equity Ratio being at least 15%. Thereafter, the Market Adjusted Equity Ratio shall be not less than 40%.

Provided that during the Waiver Period, any new Financial Indebtedness incurred by the Borrower or the Group may only be used in I) prepaying any Financial Indebtedness secured on the assets of the Group and II) financing any New Investments and any Permitted Investments subject to the Borrower’s equity contribution in each new Investments and each Permitted Investment being not less than 32.5 % of the acquisition cost of that New Investment and or, as the case may be, that Permitted Investment.

7) Disposal of assets / spin off of the Offshore business:

The Guarantor shall only be allowed to dispose any of its assets on an arm’s-length basis. Nevertheless, the Guarantor may spin-off of or otherwise dispose of the offshore business of the Group (“the Spin-Off”) provided that the following conditions are met:

	(a)	The Guarantor shall maintain at least USD 80,000,000 cash after the Spin-Off.

	(b)	The Guarantor shall be released from all obligations relating to the offshore business of the Group except the credit support guarantee for the pre- and post-delivery financing of the drill ship newbuildings hull nos. 1865 and 1866 arranged by Deutsche Bank AG.

Page 3 of our fax dated 10th November 2009

(c)	The Guarantor to secure latest six months prior to delivery a cash break-even employment contract (i.e. operating expenses and debt service fully covered) for at least two (2) years for the drill ship newbuildings hull nos. 1865 and 1866.

(d)	The Guarantor must use its best endeavors to be released from its guarantee obligations for newbuildings hull nos. 1865 and 1866 for the pre- and post-delivery facility period.

8) Negative Undertaking:	No dividend payments or any other return of capital to shareholders including stock buyback or any other form of distribution effective until the end of the Waiver Period. In relation to the spin-off of the offshore business of the Guarantor the conditions under above mentioned waiver clause 6) shall apply.

8) Permitted Investments:

Save for any Permitted Investments no new investments or capital expenditures (other than maintenance of existing vessels in the ordinary course of business). “Permitted Investments” are the newbuilding contracts

• Hull 1518A and Hull 1519A (panamax bulk carrier with delivery in 12/2009 and 03/2010, contract price $33.25m);

• SS0058 and SS 0059 (kamsarmax bulk carrier with delivery in 08/2010 and 10/2010, contract price $54.25m each);

• Hull 2089 (capesize bulker with delivery in 2009, contract price $114m);

• Hull 1837 (drillship, delivery 01/2011) and Hull 1838 (drillship, delivery 03/2011); and

• Hull 1865 (drillship, delivery 06/2011) and Hull 1866 (drillship, delivery 09/2011); provided that

a)	Hull SS 0058 and Hull SS 0059 shall only be permitted if a post-delivery financing has been secured by way of minimum 50% debt finance of the respective contract costs not later than June 30, 2010; and

b)	Hull 2089 shall be permitted if a post-delivery financing will be secured by way of minimum 50% debt finance of the respective contract costs not later than December 31, 2009; and

c)	Hull 1837 and Hull 1838 shall only be permitted if the following milestones will be met: For each of the following contract instalments payable to Samsung HI (“Samsung”) plus supervision costs evidence satisfactory to the Lenders (“the Evidence”) has to be provided that financing of such instalments either by debt and/or equity has been arranged not later than

• February 15, 2010 for the 4th Instalment Hull 1837 of $110,422,472 due on February 15, 2010;

Page 4 of our fax dated 10th November 2009

•	April 15, 2010 for the 4th instalment Hull 1838 of $110,422,472 due on April 15, 2010;

•	September 15, 2010 for the 5th (delivery) instalment Hull 1837 of $291,881,013 due on December 15, 2010;

•	December 15, 2010 for the 5th (delivery) instalment Hull 1838 of $288,874,107 due on March 15, 2011;

provided that the “milestone dates” February 15, 2010, April 15, 2010, August 15, 2010 and November 15, 2010 could be moved to a later date in line with any contract instalment payment deferral agreed with Samsung. In case Samsung and DryShips Inc./Primelead Shareholders Inc. agree on a deferral of the 4th and/or 5th instalment the Evidence to be presented to the Lenders not later than three (3) business days prior to the original a.m. due dates.

•	six (6) months prior to the scheduled delivery date for each of the newbuildings Hull 1837 and 1838 an employment contract shall be concluded covering at least the first three years of the debt service of the post-delivery financings.

9) New Investments will be allowed, provided that:

•	the equity portion for such New Investments has been raised from proceeds of equity offerings; and

•	The Guarantor shall have cash of at least USD 80,000,000; and

•	any new investments must be conducted on arm’s-length-basis at prevailing market conditions

10) Percentage of shares of Mr. George Economou
Until the end of the Waiver Period Mr. George Economou does not divest any of his interests in any of the issued shares in DryShips Inc. that were owned on November 1, 2009.
Please confirm your acceptance by countersigning this letter.

Best regards,

Deutsche Schiffsbank
Aktiengesellschaft
/s/ Illegible

/s/ Eugenia Papapontikou
Eugenia Papapontikou